Exhibit 99.1

CHINA EDUCATION INTERNATIONAL, INC.

Trading Symbol Changed to CEII

BOCA RATON, FLORIDA, June 1 2011 -- China Education International, Inc.  (OTCBB:CEII) (“China Education”), which manages the operation of private schools in China, today announced the change of its trading symbol to CEII beginning on June 1, 2011 following its recent name change to China Education International, Inc.

"We are pleased to announce this important change” stated Chairman and CEO Joel Mason.  “Our new name and symbol better reflect our business and the opportunities we believe will be a major part of our future.  Our plan to introduce additional international educational programs is expected to enhance the educational opportunities at China based Shaoxing High School, Pingtan Lanhua Middle and High School, our most recent school under management, and the additional schools we plan to manage and operate in the future.”

About China Education International, Inc.
China Education manages the operations of private Chinese schools and plans to provide them with international partnership programs.  We currently manage the operations of Shaoxing High School and Pingtan Lanhua Middle and High School through contractual agreements. Schools under our management and their academic leaders offer unified national core curriculums including Chinese, English, mathematics, physics, history, biology to approximately 6,300 students.  Shaoxing High School has received numerous awards and was recognized in 2009 as one of China’s best 100 Private Schools by the Federation of Chinese Educators, the Association of Private Educators, and the Association of Principals.

Disclosure Notice:

This press release contains forward looking statement which identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements.  Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our reliance on contractual arrangements with Shaoxing High School, Lanhua School and their respective shareholders for all of our China operations, which may not be as effective in providing operational control as direct ownership would and our ability to complete acquisitions of additional schools we have targeted.  This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Transition Report on Form 10-K for the fiscal year ended December 31, 2010.

Contact:  Joel Mason, Chairman & CEO

Info@ChinaEducationIntl.com
Tel: +1.561.276.0500